CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Grosvenor Registered Multi-Strategy Fund (TI 1), LLC of our reports dated May 24, 2019, relating to the financial statements and financial highlights of Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, Grosvenor Registered Multi-Strategy Fund (W), LLC and Grosvenor Registered Multi-Strategy Master Fund, LLC, which appear in Grosvenor Registered Multi-Strategy Fund (TI 1), LLC’s and Grosvenor Registered Multi-Strategy Fund (W), LLC’s  Annual Reports on Form N-CSR for the year ended March 31, 2019.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 20, 2019